Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2011, relating to the financial statements and financial highlights which appear in the October 31, 2011 Annual Report to Shareholders of Thrivent Mutual Funds and our report dated February 16, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Report to Shareholders of Thrivent Natural Resources Fund (formerly the Thrivent Real Estate Securities Fund), Thrivent Equity Income Plus Fund and Thrivent Diversified Income Plus Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Minneapolis, MN

February 28, 2012